CHYRONHEGO REPORTS FINANCIAL RESULTS FOR THE
THIRD QUARTER ENDED SEPTEMBER 30, 2013

MELVILLE, N.Y. - November 8, 2013 – ChyronHego Corporation (NASDAQ:  CHYR), a global leader in broadcast graphics creation, playout, and real-time data visualization with a wide variety of products and services for live television, news, and sports production, today announced its financial results for the third quarter ended September 30, 2013.

Third Quarter 2013 Financial Summary

•	Total revenues of $14.0 million for the third quarter, an increase of 94% when compared to $7.2 million for the prior year's third quarter;
•	Excluding revenues from Hego, with whom the Company merged in May 2013, revenues increased 23%;
•	Operating loss of $1.0 million for the third quarter, as compared to an operating loss of $1.0 million for the prior year's third quarter;
•
Excluding third quarter 2013 severance expense and a charge for the change in fair value of the Hego transaction contingent earn-out liability, operating profit of $0.9 million for the third quarter as compared to an operating loss of $0.9 million for the prior year's third quarter if $0.1 million of severance expense were to be excluded;

•	Net loss of $1.0 million for the third quarter of 2013, as compared to net loss of $0.7 million for the prior year's third quarter; and
•
Excluding third quarter 2013 severance expense and a charge for the change in fair value of the Hego transaction contingent earn-out liability, net income of $0.8 million, as compared to net loss of $0.6 million for the prior year's third quarter if $0.1 million of severance expense were to be excluded.

Michael Wellesley-Wesley, ChyronHego CEO, said, "Third quarter revenues for ChyronHego were ahead of plan. North America revenues accounted for 48% of our total revenues and Rest of World revenues accounted for 52%. This compares with 71% and 29%, respectively, in the prior year third quarter. The percentage revenue split between products and services was 55%/45% in the third quarter and this compares with 67%/33% in the prior year third quarter. Two key objectives of the Hego transaction were to increase our international revenues as a proportion of total revenues and to increase our recurring services revenues. We achieved both of these objectives in the third quarter and as a result, we believe our business is more balanced and predictable in terms of geographies and products and services. In the third quarter we experienced strong revenue growth and now our focus is to aggressively grow our top line in 2014 and beyond. As a result of the merger we have an exceptionally strong product offering backed up by extensive product development and engineering resources and strong global service and support capability."

Mr. Wellesley-Wesley concluded, "Excluding third quarter 2013 severance expense and a charge for the change in fair value of the Hego transaction contingent earn-out liability, we are generating positive cash and assuming a normalized level of operating expenses, we anticipate that our future results will show growth in operating profitability based on our current gross profit margin levels. I am optimistic for the future and believe shareholder patience will be rewarded."

Third Quarter 2013 Financial Results

Revenues for the third quarter of 2013 increased 94% to $14.0 million as compared to $7.2 million in the third quarter of 2012. Of this $6.8 million increase, $1.7 million was from sales of Chyron products and services, a 23% increase over last year's third quarter, and $5.1 million was from sales of Hego products and services.

Gross profit margin for the third quarter of 2013 was 62.7%, down from 67.9% for last year's third quarter. A higher percentage of services, which generally carry a lower gross profit margin than products, as a percentage of total revenues, resulted in the lower overall gross profit margin.

Operating expenses for the third quarter of 2013 were $9.8 million compared to $5.9 million in the third quarter of 2012. Research & development (R&D) expenses were $2.4 million, up 33% from $1.8 million in the third quarter 2012, due to the inclusion of $1.0 million of Hego R&D expenses in the third quarter of 2013. Sales and marketing (S&M) expenses were $3.5 million, up 13% from $3.1 million in the third quarter 2012, primarily due to inclusion of $0.6 million of Hego S&M expenses and $0.6 million in expense from amortization of intangibles from the Hego merger, offset by a $0.8 million decrease in Chyron S&M expenses. General and administrative (G&A) expenses were $3.0 million, an increase of $2.0 million from $1.0 million in the third quarter of 2012. The additional $2.0 million in G&A expenses was due to inclusion of $0.6 million in Hego G&A expenses, severance expense of $1.0 million and a $0.4 million increase in Chyron G&A expenses. Also included in operating expenses for the third quarter of 2013, was a $0.9 million charge for the change in fair value of the Hego transaction contingent earn-out liability.

Operating loss for the third quarter of 2013 was $1.0 million as compared to an operating loss of $1.0 million in the third quarter of 2012. Excluding third quarter 2013 severance expense of $1.0 million and mark-to-market expense of $0.9 million from revaluation of the contingent earn-out shares related to the Hego merger, the Company would have reported an operating profit of $0.9 million for the third quarter of 2013. Excluding severance expenses of $0.1 million, the Company would have reported an operating loss of $0.9 million for the third quarter of 2012.

Net loss for the third quarter of 2013 was $1.0 million, or $(0.04) per basic and diluted share, as compared to net loss of $0.7 million, or $(0.04) per basic and diluted share, in the third quarter of 2012. Excluding third quarter 2013 severance expense of $1.0 million and mark-to-market expense of $0.9 million from revaluation of the contingent earn-out shares related to the Hego merger, the Company would have reported net income of $0.8 million for the third quarter of 2013.  Excluding severance expenses of $0.1 million, the Company would have reported a net loss of $0.6 million for the third quarter of 2012.

Nine Month Results

The financial results for the nine months of 2013 ended September 30, 2013 include the results of operations for Hego and its subsidiaries from May 22, 2013, the closing date of the merger with Hego, through September 30, 2013.

Revenues for the first nine months of 2013 increased 43% to $32.7 million as compared to $22.8 million in the first nine months of 2012. Of this $9.9 million increase, $2.5 million was from sales of Chyron products and services, an 11% increase over last year's first nine months, and $7.4 million was from sales of Hego products and services for the period from the merger closing date of May 22, 2013.

Gross profit margin for the first nine months of 2013 was 66.7%, down from 69.2% for last year's first nine months, due to a higher percentage of services in first nine month 2013 revenues than the prior year’s period.

Operating expenses for the first nine months of 2013 were $25.5 million compared to $19.0 million in the first nine months of 2012. The increase of $6.5 million resulted from inclusion of $3.7 million in Hego operating expenses, $2.3 million in Hego-merger related expenses, $1.0 million of restructuring expenses, $1.0 million in severance costs and a $0.9 million charge from revaluation of the Hego transaction contingent earn-out liability in the first nine months of 2013, offset by a $2.4 million net decline in other Chyron operating expenses. R&D expenses were $6.5 million, a $0.8 million, or 14%, increase from $5.7 million in the first nine months of 2012, due to inclusion of $1.4 million of Hego R&D expenses offset by a $0.6 million decrease in Chyron R&D expenses. S&M expenses were $9.7 million, a 4% decrease from $10.1 million in the first nine months of 2012, due to inclusion of $0.8 million of Hego S&M expenses and $0.8 million in expense from amortization of intangibles from the Hego merger, offset by a $2.0 million net decline in Chyron S&M expenses. G&A expenses were $8.4 million, a $5.2 million increase from $3.2 million in the first nine months of 2012. Included in the $8.4 million of G&A expenses for the first nine months of this year were $0.7 million of Hego G&A expenses, $2.3 million of Hego merger-related expenses and $1.0 million of severance expense, offset by a $0.8 million net decline in Chyron G&A expenses. Included in first nine months of 2013 operating expenses were Chyron restructuring expenses of $1.0 million, which were spread among R&D, S&M and G&A operating expenses. Also included in operating expenses for the first nine months of 2013 was a $0.9 million charge for the change in fair value of the Hego transaction contingent earn-out liability.

Operating loss for the first nine months of 2013 was $3.7 million as compared to an operating loss of $3.2 million in the first nine months of 2012. Excluding second quarter restructuring charges of $1.0 million, Hego merger-related expenses of $2.3 million, third quarter severance expense of $1.0 million and a charge for the change in fair value of the Hego transaction contingent earn-out liability of $0.9 million, the Company would have reported an operating profit of $1.5 million for the first nine months of 2013. Excluding severance expenses of $0.2 million, the Company would have reported an operating loss of $3.0 million for the first nine months of 2012.

Net loss for the first nine months of 2013 was $4.1 million, or $(0.17) per basic and diluted share, as compared to net loss of $2.3 million, or $(0.13) per basic and diluted share, in the first nine months of 2012. Excluding second quarter restructuring charges of $1.0 million, Hego merger-related expenses of $2.3 million, third quarter severance expense of $1.0 million and a charge for the change in fair value of the Hego transaction contingent earn-out liability of $0.9 million, the Company would have reported net income of $1.1 million for the first nine months of 2013.  Excluding severance expenses of $0.2 million, the Company would have reported a net loss of $2.1 million for the first nine months of 2012.

Operating income and net income amounts shown herein that are exclusive of restructuring charges, Hego merger-related expenses, severance costs and the charge for the change in fair value of the Hego transaction contingent earn-out liability, are not US generally accepted accounting principles basis operating income or net income, and are reported herein solely to disclose the operating income and net income amounts that might have been reported had these costs and expenses not been incurred, as a basis for comparison between periods.  Management believes that disclosing operating income and net income exclusive of such costs and expenses for third quarter and first nine months of 2013 and 2012 provides a better basis on which to compare results between the periods and a better understanding of earnings that would have resulted in the 2013 and 2012 periods had these costs and expenses not been incurred.

Conference Call and Webcast: Third Quarter Financial Results

ChyronHego management will host a conference call on Friday, November 8, 2013, at 10:00 a.m. Eastern Time to review the third quarter ended September 30, 2013 results. Participants using the telephone should dial 877-303-9145 (U.S. and Canada) or 760-536-5203 (International) and refer to conference code 94555253. Web participants are encouraged to go to http://investor.chyronhego.com (click on Events & Presentations) or www.earnings.com.  A replay will be available shortly after the call on http://investor.chyronhego.com.

About ChyronHego

ChyronHego (NASDAQ: CHYR) is a global leader in broadcast graphics creation, playout and real-time data visualization with a comprehensive range of products and services for live television, news and sports production. ChyronHego's end-to-end graphics offerings include hosted services for graphics creation and order management, on-air graphics systems, clip servers, social media and second screen applications, channel branding, graphics asset management, virtual and touch graphics, telestration, and 3D player tracking. Headquartered in Melville, N.Y., the company also has offices in the Czech Republic, Denmark, Finland, Mexico, Norway, Singapore, Slovak Republic, Sweden and the United Kingdom. More information about ChyronHego products and services is available at www.chyronhego.com. The Company's investor relations information is at www.chyronhego.com, click on Investors.

Special Note Regarding Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to (i) our belief that our business is more balanced and predictable in terms of geographies and products and services; (ii) our belief that as a result of the merger we have an exceptional strong product offering backed up by extensive product development and engineering resources and strong global service and support capability; and, (iii) our belief that we are assuming a normalized level of operating expenses and anticipate that our future results should show growth in operating profitability at current gross profit margin levels. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; potential fluctuation of our revenues and profitability from period to period which could result in our failure to meet expectations; our ability to integrate the operations of Chyron and Hego successfully and in a timely manner; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to expand our Axis online graphics creation solution or to develop other new products and services; our ability to generate sales and profits from our Axis online graphics services, workflow and asset management solutions; rapid technological changes and new technologies that could render certain of our products and services to be obsolete; competitors with significantly greater financial resources; introduction of new products and services by competitors; challenges associated with expansion into new markets; failure to stay in compliance with all applicable NASDAQ requirements that could result in NASDAQ delisting our common stock; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2012, Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2013, and Part II, Item 1A of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, which have been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release and we undertake no duty to update this information unless required by law.

- Financial Tables on Following Pages -

CHYRONHEGO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Product revenues	$7,697	$4,861	$20,415	$16,434
Service revenues	6,262	2,387	12,277	6,375
Total revenues	13,959	7,248	32,692	22,809
Gross profit	8,749	4,923	21,802	15,784
Operating expenses:
Selling, general and administrative	6,487	4,114	18,074	13,278
Research and development	2,399	1,822	6,524	5,682
Change in fair value of contingent consideration	878	-	933	-
Total operating expenses	9,764	5,936	25,531	18,960
Operating loss	(1,015)	(1,013)	(3,729)	(3,176)
Interest and other income (expense), net	(64)	11	(240)	(4)
Loss before taxes	(1,079)	(1,002)	(3,969)	(3,180)
Income tax (expense) benefit, net	32	302	(72)	899
Net loss	(1,047)	(700)	(4,041)	(2,281)
Less: Net income attributable to non-controlling interests	30	-	38	-
Net loss attributable to ChyronHego shareholders	$(1,077)	$(700)	$(4,079)	$(2,281)
Net loss per common share attributable to ChyronHego shareholders -
Basic	$(0.04)	$(0.04)	$(0.17)	$(0.13)
Diluted	$(0.04)	$(0.04)	$(0.17)	$(0.13)
Weighted average number of common and
common equivalent shares outstanding:
Basic	30,236	17,023	23,576	16,910
Diluted	30,236	17,023	23,576	16,910

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands)
	September 30,	December 31,
	2013	2012
Assets:
Cash and cash equivalents	$2,701	$2,483
Accounts receivable, net	10,203	5,630
Inventories, net	3,019	2,285
Other current assets	2,498	626
Total current assets	18,421	11,024
Goodwill and intangible assets, net	26,721	2,625
Other non-current assets	4,820	1,466
Total assets	$49,962	$15,115
Liabilities and shareholders' equity:
Current liabilities	$17,075	$7,315
Non-current liabilities	15,559	5,819
Total liabilities	32,634	13,134
Shareholders' equity	17,328	1,981
Total liabilities and shareholders' equity	$49,962	$15,115

All trademarks and registered trademarks mentioned herein are the property of their respective owners.

Facebook: http://www.facebook.com/chyronhego
LinkedIn: http://www.linkedin.com/company/chyron
Twitter: http://twitter.com/chyronhego
YouTube: http://www.youtube.com/user/chyronmelville

Contact:
ChyronHego Investor Relations
Tel: (631) 845-2000, press 7
Email: Investor.Relations@chyronhego.com

Source:  ChyronHego

Copyright 2013 ChyronHego Corporation